Exhibit 99.B(h)(2)(iii)

SECOND AMENDMENT TO ADMINISTRATION AGREEMENT

SECOND AMENDMENT made as of this 1ST day of July 2003 to the ADMINISTRATION AGREEMENT, dated December 4, 1995 (the “Agreement”) between M FUND INC., a corporation organized under the laws of Maryland (the “Fund”), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Bank”).

WHEREAS, the Fund and Bank have entered into the Agreement;

WHEREAS, the Fund and the Bank desire to amend the Agreement;

NOW, THEREFORE, the Fund and the Bank agree to amend the Agreement as follows:

1.                                     Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

2.                                     Additional Funds. Appendix A to the Agreement shall be amended by deleting such Appendix A in its entirety and inserting in lieu thereof Appendix A as attached hereto.

3.                                     Miscellaneous.

(a)                                Except as amended hereby, the Agreement shall remain in full force and effect.

(b)                               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.

M FUND, INC.

By:	/s/ Daniel F. Byrne
Name: Daniel F. Byrne
Title: President

INVESTORS BANK & TRUST COMPANY

By:	/s/ Andrew M. Nesvet
Name: Andrew M. Nesvet
Title: Managing Directo.

APPENDIX A

Brandes International Equity Fund

Turner Core Growth Fund

Frontier Capital Appreciation Fund

Business Opportunity Value Fund